                        MORGAN STANLEY DISTRIBUTORS INC.

                          RETAIL FUNDS DEALER AGREEMENT

     THIS AGREEMENT, entered into as of ______________, 2007, is by and between
Morgan Stanley Distributors Inc. ("Distributor") and ___________________________
_____________ ("Dealer").

                                   WITNESSETH:

     WHEREAS, Distributor serves as the principal underwriter for the Morgan
Stanley group of retail open-end management investment companies, including any series and classes thereof (each, a "Morgan Stanley Fund," and, collectively, the "Morgan Stanley Funds");

     WHEREAS, each Morgan Stanley Fund is registered under the Investment
Company Act of 1940, as amended (the "1940 Act"), and the shares, including any classes thereof (the "Shares" and the "Classes," respectively) are registered under the Securities Act of 1933, as amended (the "Securities Act");

     WHEREAS, Distributor and Dealer agree that Dealer may participate in the distribution of Shares of Morgan Stanley Funds as follows:

          (a) In regard to all customers of Dealer: Distributor and Dealer agree that Dealer may participate in the distribution of Shares of only those Morgan Stanley Funds listed on Schedule A attached hereto, as such Schedule A may be amended from time to time by Distributor upon notice to Dealer (each, an "Eligible Fund," and, collectively, the
          "Eligible Funds"), to any and all of Dealer's customers, subject to all of the terms of this Agreement, except Section 3 herein; and

          (b) In regard to "transferred customer accounts" only: Distributor and
          Dealer agree that Dealer may participate in the distribution of Shares of any and all Morgan Stanley Funds, including, but not limited to, the Eligible Funds, to any "transferred customer account" (as that term is defined in Section 3 below), subject to all of the terms of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants contained in this
Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. LICENSING

     a. Dealer represents and warrants that: (i) it is a broker-dealer registered with the Securities and Exchange Commission ("SEC"); (ii) it is a
member in good standing of the Financial Industry Regulatory Authority
("FINRA"); (iii) it is licensed by the appropriate regulatory agency of each state or other jurisdiction in which Dealer will offer and sell Shares of the
Eligible Funds; and (iv) each of its partners, directors, officers, employees, and agents who will participate or otherwise be involved in the offer or sale of the Shares or the performance by Dealer of its duties and activities under this
Agreement is either appropriately licensed or exempt from such licensing requirements by the appropriate regulatory agency of each state or other jurisdiction in which Dealer will offer and sell Shares of the Eligible Funds.

     b. Dealer agrees that: (i) termination or suspension of its registration with the SEC; (ii) termination or suspension of its membership with the FINRA;
or (iii) termination or suspension of its license to do business by any state or other jurisdiction shall immediately cause the termination of this Agreement.
Dealer further agrees to notify Distributor promptly in writing of any such action or event.

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     c. Dealer agrees that this Agreement is in all respects subject to the
Conduct Rules of the FINRA and such Conduct Rules shall control any provision to the contrary in this Agreement. Without limiting the generality of the foregoing, Dealer acknowledges that it is solely responsible for all suitability determinations with respect to offers and sales of Shares of the Eligible Funds to Dealer's customers and that Distributor has no responsibility for the manner of Dealer's performance of, or for Dealer's acts or omissions in connection with, the duties and activities Dealer performs under this Agreement.

     d. Dealer agrees to be bound by and to comply with all applicable federal and state laws and all rules and regulations promulgated thereunder generally affecting the sale or distribution of mutual fund shares or classes of such shares, including anti-money laundering laws (as further outlined in Section 12 herein) and the regulations and applicable guidance issued by the Department of the Treasury, the SEC and the FINRA.

SECTION 2. ORDERS

     a. The procedures relating to all orders and the handling of each order
(including the manner of computing the net asset value of Shares and the effective time of orders received from Dealer) are subject to: (i) the terms of the then-current prospectus and Statement of Additional Information (including any supplements, stickers or amendments thereto) relating to each Eligible Fund
(or, as appropriate, class thereof), as filed with the SEC (collectively, the
"Prospectus"); (ii) the new account application for each Eligible Fund (or, as appropriate, class thereof), as supplemented or amended from time to time; and
(iii) Distributor's written instructions and multiple class pricing procedures and guidelines, if any, as provided to Dealer from time to time. To the extent that the Prospectus contains provisions that are inconsistent with this
Agreement or any other document, the terms of the Prospectus shall be controlling.

     b. Dealer agrees to offer and sell Shares of the Eligible Funds on any day that the Eligible Funds are open for business, as determined in accordance with each Eligible Fund's Prospectus (a "Business Day"),only at the regular public offering price applicable to such Shares and in effect at the time of each transaction.

     c. Dealer shall place orders through Distributor prior to the time as of which the net asset value ("NAV") is determined for the Eligible Fund on such
Business Day, as specified in the Eligible Fund's Prospectus (the "Close of
Trading").

     d. In all offers and sales of the Shares to the public, Dealer is not authorized to act as broker or agent for, or employee of, Distributor, any
Eligible Fund or any other dealer, and Dealer shall not represent to any third party that Dealer has such authority or is acting in such capacity. Rather,
Dealer agrees that it is acting as principal for Dealer's own account or as agent on behalf of Dealer's customers in all transactions in Shares, except as provided in Section 4.i. hereof.

     e. All orders are subject to acceptance by Distributor in its sole discretion and become effective only upon confirmation by Distributor.
Distributor reserves the unqualified right not to accept any specific order for the purchase or sale of Shares.

     f. Distributor agrees that it will accept from Dealer orders placed through a designated clearing entity, through a remote terminal or otherwise electronically transmitted via the National Securities Clearing Corporation
("NSCC") Fund/SERV system ("Fund/SERV"), provided, however, that appropriate documentation thereof and agreements relating thereto are executed by both parties to this Agreement, including, if applicable (i.e., if the parties desire to participate in the NSCC's Networking program ("Networking") with each other), the standard NSCC Networking Agreement, and any other related agreements between
Distributor and Dealer deemed appropriate by Distributor. The parties acknowledge and agree that all transactions conducted via Fund/SERV and all accounts opened or

                                        2

maintained pursuant to Networking will be governed by applicable NSCC rules, guidelines and procedures. Both parties further agree that, if the parties participate in Networking, the standard NSCC Networking Agreement will control insofar as there is any conflict between any provision of this Dealer Agreement and the standard NSCC Networking Agreement.

     g. Distributor reserves the right at any time, and without notice to
Dealer, to suspend the sale of Shares or to withdraw or limit the offering of
Shares.

     h. Exchanges of Shares between Eligible Funds are permitted subject to the requirements of the applicable Prospectus and Statements of Additional
Information.

SECTION 3. PORTABILITY OF MORGAN STANLEY FUNDS

     a. Notwithstanding any other provision of this Agreement, Dealer may sell
Shares of any Morgan Stanley Fund provided that the sale is to a "transferred customer account" (i.e., either (1) any account that was established at Morgan
Stanley & Co. Incorporated ("MS&Co.") and then transferred to Dealer in connection with the employment of a former MS&Co. Financial Adviser or (2)
transferred to the Dealer at the direction of the customer). The "transferred customer account" must have held Shares in at least one Morgan Stanley Fund prior to transfer to be eligible for the purchase of additional Shares of any of the Morgan Stanley Funds after the account is transferred to Dealer. Dealer acknowledges that this Section 3 only applies to the sale of Shares for any customer account that (i) was transferred either (A) in connection with the employment of a MS&Co. Financial Adviser or (B) at a customer's direction, and
(ii) held Shares in such account prior to its transfer to Dealer.

     b. Each party to this Agreement acknowledges and agrees that all terms and provisions of this Agreement shall apply to any transactions in Morgan Stanley
Funds for a "transferred customer account," as authorized under this Section 3, and any provisions relating specifically to the Eligible Funds shall be deemed to apply to any Morgan Stanley Fund for the purposes of this Section 3.

SECTION 4. DUTIES OF DEALER

     a. Dealer agrees to purchase Shares only from Distributor or from Dealer's customers.

     b. Dealer agrees to enter orders for the purchase of Shares only from
Distributor and only for the purpose of covering purchase orders Dealer has already received from its customers or for Dealer's own bona fide investment.

     c. For purposes of complying with Rule 22c-1 promulgated by the SEC under the 1940 Act, Dealer agrees to date and time stamp all orders for the purchase or sale of Shares received by Dealer, and to promptly forward such orders to
Distributor in time for processing at the public offering price (i.e., the NAV)
next determined after receipt of such orders by Dealer, in each case as described in the applicable Prospectus. Dealer represents that it has controls and procedures in place reasonably designed to ensure that orders received by
Dealer are handled in a manner consistent with Rule 22c-1 under the 1940 Act and any SEC staff positions or interpretations issued thereunder. Dealer will permit the Distributor, upon reasonable notice, to audit Dealer controls and procedures with regard to the processing of orders.

     d. Dealer agrees not to withhold placing orders for Shares with Distributor so as to profit itself as a result of such inaction.

     e. Dealer agrees to maintain records of all purchases and sales of Shares made through Dealer and to furnish Distributor or regulatory authorities with copies of such records upon request. In that regard, Dealer agrees that, unless
Dealer holds Shares as nominee for its customers or participates in the NSCC
Networking program, at certain matrix levels, it will provide Distributor with all necessary

                                        3

information to comply properly with all applicable federal, state and local reporting and record keeping requirements, including, without limitation, backup and nonresident alien withholding requirements for its customer accounts. Dealer represents and agrees that all Taxpayer Identification Numbers ("TINs"),
Individual/International Taxpayer Identification Number ("ITINs") or other government-issued identifier ("GIIs") provided are certified, and that no account that requires a certified TIN, ITIN or GII will be established without such certified TIN, ITIN or GII. With respect to all other accounts, including
Shares held by Dealer in omnibus accounts and accounts maintained through the
NSCC Networking program, at certain matrix levels, Dealer agrees to perform all federal, state and local tax reporting with respect to such accounts, including, without limitation, redemptions and exchanges.

     f. Dealer agrees to distribute or cause to be distributed to its customers
Prospectuses, proxy solicitation materials and related information and proxy cards, semi-annual and annual shareholder reports and any other materials in compliance with applicable legal requirements, except to the extent that
Distributor expressly undertakes in writing to do so on Dealer's behalf.

     g. Dealer agrees that payment for Shares ordered from Distributor shall be in Fed Funds, New York clearinghouse or other immediately available funds and that such funds shall be received by Distributor by the earlier of: (A) the end of the third (3rd) business day following Dealer's receipt of the customer's order to purchase such Shares; or (B) the settlement date established in accordance with Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the "1934 Act"). If such payment is not received by Distributor by such date, Dealer shall forfeit its right to any compensation with respect to such order, and Distributor reserves the right, without notice, to cancel the sale, or, at its option, to sell the Shares ordered back to the Eligible Fund, in which case Distributor may hold Dealer responsible for any loss, including loss of profit, suffered by Distributor resulting from Dealer's failure to make payment. If a purchase is made by check, the purchase is deemed made upon conversion of the purchase instrument into Fed Funds, New York clearinghouse or other immediately available funds.

     h. Dealer agrees that it shall assume responsibility for any loss to the
Eligible Fund caused by a correction to any order placed by Dealer that is made subsequent to the trade date for the order to the extent such order correction was not based on any negligence on Distributor's part. Dealer further agrees that it will immediately pay such loss to the Eligible Fund upon notification.

     i. Dealer agrees that, in connection with orders for the purchase of Shares on behalf of any IRAs, 401(k) plans or other retirement plan accounts, by mail, telephone, or wire, Dealer shall act as agent for the custodian or trustee of such plans (solely with respect to the time of receipt of the application and payments), and Dealer shall not place such an order with Distributor until it has received from its customer payment for such purchase and, if such purchase represents the first contribution to such a retirement plan account, the completed documents necessary to establish the retirement plan.

     j. Dealer agrees that it will not make any conditional orders for the purchase or redemption of Shares and acknowledges that Distributor will not accept conditional orders for Shares.

     k. Dealer agrees that all out-of-pocket expenses incurred by it in connection with its activities under this Agreement will be borne by Dealer.

     l. Dealer agrees that it will maintain the required net capital as specified by the rules and regulations of the SEC, FINRA and other regulatory authorities.

     m. Dealer agrees that it will maintain, during the term of this Agreement, appropriate broker's blanket bond insurance policies covering any and all acts of Dealer's directors, trustees, officers, partners, employees, and agents reasonably necessary in light of its obligations under this Agreement, with coverage limits in amounts standard in the industry, and adequate to reasonably protect and indemnify Distributor, the Morgan Stanley Funds, and the Eligible
Funds against any Loss which any

                                        4

party may suffer or incur, directly or indirectly, as a result of any action or omission by Dealer or Dealer's directors, officers, partners, employees, and agents. The mere purchase and existence of insurance does not reduce or release
Dealer from liability incurred and/or assumed within the scope of this
Agreement. Dealer's failure to maintain insurance shall not relieve it of liability under this Agreement.

     n. Dealer acknowledges that it has provided certain information to the
Distributor regarding, among other things, its financial condition and ability to perform its duties and responsibilities under this Agreement. Dealer agrees that during the term of this Agreement, Dealer will, upon reasonable written request by Distributor, (i) verify the continued accuracy of such information originally provided and, to the extent such information is no longer accurate, provide Distributor with revised information within thirty (30) days of
Distributor' request and (ii) it will permit Distributor, upon reasonable notice, to audit Dealer information, controls and procedures designed to fulfill its duties and responsibilities under this Agreement, including, but not limited to, its duty to comply with the terms of the Eligible Fund's Prospectus. In any event, without application by the Distributor, Dealer agrees to promptly notify the Distributor of any change in any of the information previously provided to or requested by the Distributor that would have a material adverse effect on the ability of the Dealer to fulfill its obligations under this Agreement.

     o. Upon reasonable written request by the Distributor, Dealer will obtain and provide to the Distributor copies of: (i) a current SAS-70 or other comparable audit or report on its management, policies and procedures governing the services to be provided under this Agreement, produced by an independent public accounting firm; (ii) certified financial statements showing the financial condition of Dealer; and (iii) any regulatory filings that would impact Dealer's ability to perform it duties and obligations hereunder.

SECTION 5. DEALER COMPENSATION

     a. Sales Charges/Dealer Concessions. On each purchase of Shares by Dealer from Distributor, the total sales charges and dealer concessions or commissions, if any, payable to Dealer shall be as set forth in each Eligible Fund's
Prospectus. Dealer acknowledges that no sales charge or concession or commission will be paid to Dealer on the reinvestment of dividends or capital gains reinvestment or on Shares acquired in exchange for Shares of another Eligible
Fund, or class thereof, having the same sales charge structure as the Eligible
Fund, or class thereof, from which the exchange was made, in accordance with the
Prospectus.

     b. Rule 12b-1 Plan Payments.

          With respect to any Eligible Fund that offers Shares for which distribution plans have been adopted pursuant to Rule 12b-1 promulgated by the
SEC under the 1940 Act, ("Rule 12b-1 Plans"), Distributor also is authorized to pay the Dealer continuing distribution and/or service fees, as specified in the relevant Eligible Fund Prospectus, with respect to Shares of any such Eligible
Fund, to the extent that Dealer provides distribution, marketing, administrative and other services and activities regarding the promotion of such Shares and the maintenance of related shareholder accounts. Each Rule 12b-1 Plan in effect on the date of this Agreement is described in the relevant Eligible Fund's
Prospectus.

          In connection with the receipt of distribution fees and/or service fees under Rule 12b-1 Plans applicable to Shares purchased by Dealer's customers, Distributor directs Dealer to provide enhanced shareholder services such as (i) processing purchase and redemption transactions; (ii) establishing shareholder accounts; and (iii) providing certain information and assistance with respect to the Eligible Funds. (Redemption levels of shareholder accounts assigned to Dealer will be considered in evaluating Dealer's continued ability to receive payments of distribution and/or service fees.) In addition, Dealer agrees to support Distributor's marketing efforts by, among other things, granting reasonable requests for visits to Dealer's office by Distributor's wholesalers and marketing representatives, including

                                        5

all Eligible Funds covered by a Rule 12b-1 Plan on Dealer's "approved,"
"preferred" or other similar product lists, if applicable, and otherwise providing satisfactory product, marketing and sales support. Further, Dealer agrees to provide Distributor with supporting documentation concerning the shareholder services provided, as Distributor may reasonably request from time to time.

          All Rule 12b-1 Plan distribution and/or servicing fees shall be based on the value of Shares attributable to Dealer's customers and eligible for such payment, and shall be calculated at the rates set forth in the compensation schedule then in effect. Without prior approval by a majority of the outstanding shares of an Eligible Fund, the aggregate annual fees paid to Dealer pursuant to any Rule 12b-1 Plan shall not exceed the amounts stated as the "annual maximums"
in each Eligible Fund's Prospectus, which amount shall be a specified percent of the value of the Eligible Fund's net assets held in Dealer's customers' accounts that are eligible for payment pursuant to the Rule 12b-1 Plans (determined in the same manner as each Eligible Fund uses to compute its net assets as set forth in its then current Prospectus). To the extent Distributor waives any payments payable to Distributor under such Rule 12b-1 Plan, the amounts payable to Dealer will be reduced accordingly.

          In determining the amount payable to Dealer hereunder, Distributor reserves the right to exclude any sales that it reasonably determines are not in accordance with the terms of the Prospectus and provisions of this Agreement.

          Dealer hereby acknowledges that all payments under Rule 12b-1 Plans are subject to limitations contained in such Rule 12b-1 Plans and may be varied or discontinued at any time.

     c. Additional Payments. In accordance with each Eligible Fund's Prospectus,
Distributor and/or the Eligible Funds' investment manager may, but are not obligated to, make additional payments to dealers out of their own resources, and not as an additional charge to the Eligible Funds, as compensation in connection with the sale, distribution, retention and/or servicing of Eligible
Fund shares. Such payments are in addition to any distribution-related or transfer agency/shareholder servicing fees that may be payable by the Eligible
Funds or the Distributor. The types of sales that qualify for such compensation, and any restrictions thereon, are outlined in the Prospectuses.

     d. Qualifying Sales. In accordance with the Eligible Funds' Prospectuses,
Distributor or any affiliate may, but is not obligated to, make payments to dealers from Distributor's own resources as compensation for certain sales that are made at net asset value ("Qualifying Sales"). If Dealer notifies Distributor of a Qualifying Sale, Distributor may make a contingent advance payment up to the maximum amount available for payment on the sale. If any of the Shares purchased in a Qualifying Sale are redeemed within eighteen (18) months of the end of the month of purchase, Distributor shall be entitled to recover any advance payment attributable to the redeemed Shares by reducing any account payable or other monetary obligation Distributor may owe to Dealer or by making demand upon Dealer for repayment in cash. This "holding period" (i.e., currently
18 months) may be changed from time to time by the Distributor or its affiliates to such other length of time as is disclosed in the then current Prospectus.
Distributor reserves the right to withhold advances to Dealer, if for any reason
Distributor believes that it may not be able to recover unearned advances from
Dealer.

     e. Reduced Sales Charge. Any sales charges and dealer concessions or commissions are subject to reduction under a variety of circumstances as described in each Eligible Fund's then current Prospectus. For an investor to obtain any reduction, Distributor must be notified at the time of the sale that the sale qualifies for the reduced sales charge. If Dealer fails to notify
Distributor of the applicability of a reduction in the sales charge at the time the trade is placed, neither Distributor nor any Eligible Fund will be liable for amounts necessary to reimburse any investor for the reduction that should have been affected.

                                        6

     f. No Obligation to Pay. Distributor shall have no obligation to pay any compensation to Dealer for the sale of Shares of an Eligible Fund until
Distributor receives the related compensation from the Eligible Fund, and
Distributor's liability to Dealer for such payments is limited solely to the related compensation that Distributor receives from such Eligible Fund.

     g. Suspension/Elimination of Compensation. Dealer acknowledges and agrees that each Eligible Fund may, without prior notice, suspend or eliminate the payment of any compensation, including Rule 12b-1 Plan payments or other dealer compensation, by amendment, sticker or supplement to the then current Prospectus for such Eligible Fund.

SECTION 6. MULTIPLE CLASSES OF SHARES; REDUCED SALES CHARGES

     a. Distributor may, from time to time, provide Dealer with written guidelines or standards relating to the sale, distribution or servicing of
Eligible Funds offering multiple classes of Shares, including classes offering different sales charges, Rule 12b-1 Plan fees or other operating expenses.

     b. If applicable to a particular Eligible Fund, Dealer will not accept a purchase order from a customer nor submit a purchase order to Distributor for
Class A shares of the Eligible Fund that qualifies for investment in Class D shares of such Eligible Fund.

     c. In accordance with the terms of each applicable Prospectus, Dealer acknowledges that a reduced sales charge or no sales charge (collectively,
"discounts") may be available to purchasers of Shares. Dealer represents that it has, and will maintain during the term of this Agreement, adequate written supervisory procedures and internal controls to ensure that Dealer's customers receive all available discounts, and Dealer agrees: (i) to inform its customers of applicable discount opportunities and to inquire about other qualifying holdings that might entitle customers to receive discounts; (ii) to advise
Distributor, contemporaneously with each purchase order it forwards to
Distributor as agent for its customers, of the availability of any discounts;
and (iii) that in the event that Dealer fails to provide Distributor with information concerning the availability of discounts as provided in (ii) above,
Dealer, and not Distributor or the Eligible Funds, shall be responsible for reimbursing its customer any applicable discount amount.

SECTION 7. REDEMPTIONS, REPURCHASES AND EXCHANGES OF ELIGIBLE FUNDS

     a. The Prospectus for each Eligible Fund describes the provisions whereby the Eligible Fund, under all ordinary circumstances, will redeem Shares held by shareholders on demand. Dealer agrees that it will not make any representations to shareholders relating to the redemption of their Shares other than the statements contained in the applicable Prospectus and the underlying organizational documents of the Eligible Fund to which it refers, and that
Dealer will pay as redemption proceeds to shareholders the net asset value, minus any applicable redemption fee, determined after receipt of the order as discussed in the Prospectus.

     b. Dealer agrees not to repurchase any Shares from its customers at a price below that next quoted by an Eligible Fund for redemption or repurchase, i.e., at the net asset value of such Shares, less any applicable redemption fee, in accordance with the Eligible Fund's Prospectus. Dealer shall, however, be permitted to sell Shares for the account of the customer or record owner to an
Eligible Fund at the repurchase price then currently in effect for such Shares and may charge the customer or record owner a fair service fee or commission for handling the transaction, provided Dealer discloses the fee or commission to the customer or record owner. Nevertheless, Dealer agrees that it shall not maintain a secondary market in such repurchased Shares.

                                        7

     c. Dealer agrees that, with respect to a redemption order it has made, if instructions in proper form, including any outstanding certificates, are not received by Distributor within the time customary or required by law, the redemption may be canceled without any responsibility or liability on
Distributor's part or on the part of any Eligible Fund, or Distributor, at its option, may buy the shares redeemed on behalf of the Eligible Fund, in which latter case Distributor may hold Dealer responsible for any loss, including loss of profit, suffered by Distributor resulting from Distributor's failure to settle the redemption.

     d. Dealer agrees that if any Share is repurchased by any Eligible Fund or is tendered for redemption within seven (7) business days after confirmation by
Distributor of the original purchase order from Dealer, Dealer shall forfeit its right to any compensation with respect to such Share and shall forthwith refund to Distributor the full compensation, if any, paid to Dealer on the original sale. Distributor agrees to notify Dealer of such repurchase or redemption within a reasonable time after settlement. Termination or cancellation of this
Agreement shall not relieve Dealer from its obligation under this provision.

     e. Dealer agrees that it will comply with any restrictions and limitations on exchanges described in each Eligible Fund's Prospectus, including any restrictions or prohibitions relating to frequent purchases and redemptions.

SECTION 8. ELIGIBLE FUND INFORMATION

     a. Dealer agrees that neither it nor any of its partners, directors, officers, employees, and agents is authorized to give any information or make any representations concerning Shares of any Eligible Fund except those contained in the Eligible Fund's Prospectus or in materials provided by
Distributor.

     b. Distributor will supply to Dealer reasonable quantities of Prospectuses, sales literature, sales bulletins, and additional sales information as approved by Distributor and the Eligible Funds. Dealer is not authorized to modify or translate any such materials without Distributor's prior written consent. Dealer agrees to use only advertising or sales material relating to the Eligible Funds that: (i) is supplied by Distributor or the Eligible Funds, or (ii) conforms to the requirements of all applicable laws or regulations of any government or authorized agency having jurisdiction over the offering or sale of Shares of the
Eligible Funds and is approved in writing by Distributor in advance of its use.
Such approval may be withdrawn by Distributor in whole or in part upon written notice to Dealer, and Dealer shall, upon receipt of such notice, immediately discontinue the use of such sales literature, sales bulletins and advertising.

SECTION 9. REGISTRATION OF SHARES

     a. Distributor acts solely as agent for the Eligible Funds and Distributor shall have no obligation or responsibility with respect to Dealer's right to purchase or sell Shares in any jurisdiction.

     b. Distributor shall furnish Dealer, upon request, information identifying the states or jurisdictions in which it is believed that all necessary notice, registration or exemptive filings for Shares have been made under applicable securities laws such that offers and sales of Shares may be made in such states or jurisdictions. Distributor shall have no obligation to make such notice, registration or exemptive filings with respect to Shares in any state or jurisdiction.

     c. Dealer agrees not to transact orders for Shares in states or jurisdictions in which it has been informed that Shares may not be sold or in which it and its personnel are not authorized to sell Shares.

                                        8

     d. Distributor shall have no responsibility, under the laws regulating the sale of securities in the United States or any foreign jurisdiction, with respect to the qualification or status of Dealer or Dealer's personnel selling
Eligible Fund Shares.

     e. Dealer agrees that it will make no offers or sales of Shares in any foreign jurisdiction, except with the express written consent of Distributor.

SECTION 10. REPRESENTATIONS AND WARRANTIES

     a. Distributor represents and warrants that:

          (i)   It is a corporation duly organized and existing and in good standing under the laws of the state of Delaware and is duly registered or exempt from registration as a broker-dealer in all states and jurisdictions in which it provides services as a non-exclusive distributor for the Eligible Funds.

          (ii)  It is a member in good standing of the FINRA.

          (iii) It is empowered under applicable laws and by Distributor's organizational documents to enter into this Agreement and
                perform all activities and services of Distributor provided for herein and that there are no impediments, prior or existing, regulatory, self-regulatory, administrative, civil or criminal matters affecting Distributor's ability to perform under this
                Agreement.

          (iv)  All requisite actions have been taken to authorize Distributor to enter into and perform this Agreement.

     b. In addition to the representations and warranties found elsewhere in this Agreement, Dealer represents and warrants that:

          (i)   It is duly organized and existing and in good standing under the laws of the state, commonwealth or other jurisdiction in which
                Dealer is organized and that Dealer will not offer Shares of any
                Eligible Fund for sale in any state or jurisdiction where such
                Shares may not be legally sold or where Dealer is not qualified to act as a broker-dealer.

          (ii)  It is empowered under applicable laws and by Dealer's organizational documents to enter into this Agreement and
                perform all activities and services of the Dealer provided for herein and that there are no impediments, prior or existing, regulatory, self-regulatory, administrative, civil or criminal matters affecting Dealer's ability to perform under this
                Agreement.

          (iii) All requisite actions have been taken to authorize Dealer to enter into and perform this Agreement.

          (iv)  It is not, at the time of the execution of this Agreement, subject to any enforcement or other proceeding with respect to its activities under state or federal securities laws, rules or regulations.

          (v)   It is a "financial institution" as defined in 31 U.S.C.
                5312(a)(2) or (c)(1) and is regulated by a "Federal functional regulator" as defined in 31 CFR Section 103.120(a)(2).

                                        9

          (vi)   It shall notify Distributor, within a reasonable time, of any claim, complaint, enforcement action or other proceeding with respect to Shares offered hereunder against Dealer or its
                 partners, affiliates, officers, directors, employees or agents, or any person who controls Dealer, within the meaning of the
                 Securities Act of 1933, as amended (the "Securities Act").

          (vii)  It shall promptly send Distributor copies, if applicable, of
                 (i) any report(s) filed pursuant to FINRA Conduct Rule 3070
                 ("Rule 3070") with respect to the sale of Shares offered under this Agreement, including, without limitation, quarterly
                 reports filed pursuant to Rule 3070(c), (ii) any report(s)
                 filed with another self-regulatory organization pursuant to
                 Rule 3070(e), and (iii) any amendment(s) to Dealer's Form BD.

          (viii) If any of the representations set forth in this Section 10 or
                 Sections 12, 13 or 14 at any time ceases to be true, Dealer shall promptly notify Distributor of this fact. Such notice shall be provided in accordance with Section 23.

SECTION 11. INDEMNIFICATION

     a. Dealer agrees to indemnify, defend and hold harmless Distributor, the
Eligible Funds and each of their directors, trustees, officers, employees, shareholders, agents, affiliates and each person who controls Distributor, within the meaning of the Securities Act, from and against any and all losses, claims, liabilities, costs, and expenses, including attorney fees (collectively,
"Losses"), that may be assessed against or suffered or incurred by any of them howsoever they arise, and as they are incurred, which relate in any way to: (i)
Dealer's lack of good faith, negligence, or willful misconduct in carrying out its duties and responsibilities under this Agreement; (ii) Dealer's failure to comply with any applicable law, rule or regulation (including, without limitation, the securities laws, rules and regulations of the United States or any state or jurisdiction) in connection with the offer and/or sale by Dealer of
Shares of the Eligible Funds pursuant to this Agreement, or the discharge of any of its other duties and responsibilities under this Agreement; (iii) any alleged tort or breach of contract related to the offer and/or sale by Dealer of Shares of the Eligible Funds pursuant to this Agreement (except to the extent that
Distributor's negligence or failure to follow correct instructions received from
Dealer is the cause of such Loss); (iv) any redemption or exchange pursuant to instructions received from Dealer or its directors, trustees, officers, partners, employees, agents, or affiliates; (v) incorrect investment instructions received by Distributor from Dealer; or (vi) Dealer's breach of any of its representations and warranties specified herein or Dealer's failure to comply with the terms and conditions of this Agreement, whether or not such action, failure, error, omission, misconduct or breach is committed by Dealer or its directors, trustees, officers, partners, employees, agents, affiliates or any person who controls Dealer within the meaning of the Securities Act.

     b. Distributor agrees to indemnify, defend and hold harmless Dealer and its directors, trustees, officers, partners, employees, agents, affiliates and each person who controls Dealer, within the meaning of the Securities Act, from and against any and all Losses that may be assessed against or suffered or incurred by any of them howsoever they arise, and as they are incurred, which relate in any way to (i) Distributor's lack of good faith, gross negligence, or willful misconduct in carrying out its duties and responsibilities under this Agreement;
(ii) Distributor's failure to comply with any applicable law, rule or regulation in connection with the discharge of its duties and responsibilities under this
Agreement; (iii) any untrue statement of a material fact contained in, or any omission to state a material fact, in a Prospectus or any written sales literature or other marketing materials provided by Distributor to Dealer, or
(iv) Distributor's breach of any of its representations and warranties specified herein or Distributor's failure to comply with the terms and conditions of this
Agreement, whether or not such action, failure, error, omission, misconduct or breach is committed by Distributor or its directors, officers,

                                       10

employees agents, affiliates or any person who controls Distributor within the meaning of the Securities Act.

     c. This Section 11 shall survive any termination of the Agreement.

SECTION 12. ANTI-MONEY LAUNDERING RESPONSIBILITY

     a. Dealer represents and warrants that it is in compliance and will continue to be in compliance with all applicable anti-money laundering laws, rules and regulations, including the Bank Secrecy Act, as amended by the USA
PATRIOT Act of 2001, and the implementing regulations of the Bank Secrecy Act
("BSA Regulations") and the applicable guidance issued by the SEC and the guidance and rules of the applicable Exchanges, any securities regulatory organization ("SRO") and the FINRA (collectively, "Guidance").

     b. In connection with Distributor's reliance on Dealer to perform Customer
Identification Program ("CIP") procedures on its behalf, Dealer represents and warrants that (1) Dealer is subject to a rule implementing 31 U.S.C. 5318(h) and maintains an anti-money laundering program consistent with the USA PATRIOT Act and the rules thereunder; (2) Dealer is regulated by a Federal functional regulator as that term is defined under 31.C.F.R. Section 103.120(a)(2); (3)
Dealer has implemented a CIP compliant with Section 326 that enables Dealer to form a reasonable belief that it knows the true identity of its customers, including procedures to obtain information from and verify the identity of customers, maintain records of the information used to verify identity, determine whether the customer appears on any government list of known or suspected terrorists or terrorist organizations, and provide customers with adequate notice that the institution is requesting information to verify their identities; and (4) Dealer will certify annually that it has implemented its anti-money laundering program and that it or its agent will perform all aspects of its CIP procedures with respect to customers referred to any Eligible Fund by the Dealer.

     c. Dealer represents and warrants that to the extent that any of its customers who maintain Eligible Fund accounts is a current or former Senior
Foreign Political Figure ("SFPF"), an immediate family member of a SFPF, a person who is widely known (or is actually known by the Dealer) to maintain a close personal relationship with any such individual, or a corporation, business or other entity that has been formed by or for the benefit of such individual, it has conducted appropriate due diligence of such customer consistent with
Section 312 of the USA PATRIOT Act and any applicable BSA Regulations and
Guidance.

     d. Dealer represents and warrants that to the extent its customers who maintain Eligible Fund accounts are foreign banks, it has taken reasonable measures and has obtained certifications and will obtain re-certifications that indicate that the customers are not foreign shell banks, as defined in the BSA
Regulations.

     e. Dealer will take all reasonable and practicable steps to ensure that it does not accept or maintain investments in any Eligible Fund, directly or indirectly, from:

          (i)  A person or entity (A) who is or becomes subject to sanctions administered by the U.S. Office of Foreign Assets Control
               ("OFAC"), is included in any executive order or is on the list of
               Specially Designated Nationals and Blocked Persons maintained by
               OFAC, or (B) whose name appears on such other lists of prohibited persons and entities as may be mandated by applicable U.S. law or regulation.

          (ii) A foreign shell bank (i.e., a bank with no physical presence in any country).

                                       11

     f. Dealer agrees to notify immediately, in writing, the Anti-Money
Laundering Compliance Officer of Distributor if it becomes aware of any suspicious activity or pattern of activity or any activity that may require further review to determine whether it is suspicious in connection with the
Eligible Funds.

     g. Dealer agrees that if the Eligible Funds or Distributor is required to supply information, documentation or guidance to a SRO or government department or agency about the CIP of the Eligible Funds or Distributor or the measures taken to obtain information and to verify the identity of specific clients of the Eligible Funds, Dealer shall allow such SRO or government department or agency to examine its files.

SECTION 13. LATE TRADING COVENANT

     Dealer covenants that it will transmit orders for the purchase, exchange or sale of Shares on any business day that are based only on those transactions that Dealer received and accepted as being in good order no later than the Close of Trading for that business day.

SECTION 14. MARKET TIMING COVENANT / SHAREHOLDER INFORMATION

     a. Dealer covenants that it shall cooperate with Distributor to identify and discourage market timers and frequent traders. If any market timer buying or redeeming Shares comes to the attention of Dealer, it will immediately notify
Distributor. Dealer acknowledges that Distributor may refuse a request to purchase Shares if Distributor believes such purchase request includes a request by a market timer or frequent trader. Dealer covenants that, unless it receives a waiver from Distributor, it will enforce any and all policies adopted by the
Eligible Funds with respect to market timing and frequent trading, and shall impose on shareholders, and remit to the applicable Eligible Fund, any applicable redemption or short-term trading fees imposed by an Eligible Fund.

     b. To the extent required by Rule 22c-2 promulgated by the SEC under the
1940 Act ("Rule 22c-2"), the Dealer agrees to provide the Eligible Fund, upon written request, the TIN, the ITIN or other GII, if known, of any or all shareholders and the amount, date, name or other identifier of any investment professional(s) associated with the shareholder(s) or account(s) (if known), and transaction type (purchase, redemption, transfer or exchange) of every purchase, redemption, transfer or exchange of shares of the Eligible Fund held through one or more account(s) maintained by the Dealer during the period covered by the request ("transaction information").

     c. Requests must set forth a specific period, not to exceed ninety (90)
business days from the date of the request, for which transaction information is sought. The Eligible Fund may request transaction information older than ninety
(90) business days from the date of the request as it deems necessary to investigate compliance with policies established by the Eligible Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares of the Eligible Fund.

     d. The Dealer agrees to transmit the requested transaction information that is on its books and records to the Eligible Fund or its designee promptly, but in any event not later than ten (10) business days after receipt of a request.
If the requested transaction information is not on the Dealer's books and records, the Dealer agrees to: (i) provide or arrange to provide to the Eligible
Fund the requested transaction information from shareholders who hold an account with an indirect intermediary; or (ii) if directed by the Eligible Fund, restrict or prohibit further purchases of shares of the Eligible Fund from such indirect intermediary. In such instance, the Dealer agrees to inform the
Eligible Fund whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Eligible Fund should be consistent with the NSCC
Standardized Data

                                       12

Reporting Format. For purposes of this provision, an "indirect intermediary" has the same meaning as in Rule 22c-2.

     e. The Dealer agrees to execute written instructions from the Eligible Fund to restrict or prohibit further purchases or exchanges of shares of the Eligible
Fund by a shareholder that has been identified by the Eligible Fund as having engaged in transactions of the shares (directly or indirectly through the
Dealer's account) that violate market timing or frequent trading policies established by the Eligible Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares of the Eligible Fund.

          (i) Instructions must include the TIN, ITIN, or GII, if known, and the specific restrictions(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

          (ii) The Dealer agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by the Dealer.

          (iii) The Dealer must provide written confirmation to the Eligible
Fund that instructions have been executed. The Dealer agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10)
business days after the instructions have been executed.

     f. The Distributor agrees not to use the transaction information received from the Dealer for marketing or any other similar purpose without the prior written consent of the Dealer.

SECTION 15. CONFIDENTIALITY

     a. All books, records, information and data pertaining to the business of the other party ("Confidential Information") that are exchanged or received in connection with this Agreement shall be kept confidential and shall not be voluntarily disclosed to any other person, except (i) if such information is already publicly available; (ii) as may be required solely for the purpose of carrying out a party's duties and responsibilities under this Agreement; (iii)
as required by order or demand of a court or other governmental or regulatory body or as otherwise required by law; (iv) as may be required to be disclosed to a party's attorneys, accountants, regulatory examiners or insurers for legitimate business purposes; or (v) with the express prior written permission of the other party.

     b. Each party shall use commercially reasonable measures to advise its employees of their obligations in connection with this Section 15. The parties acknowledge that a breach of the provisions of this Section 15 as to another party may cause irreparable harm to such party for which money damages would not be adequate compensation, and therefore the parties agree that in the event of such a breach such other party will be entitled to injunctive relief, as well as such other relief as any court of competent jurisdiction deems appropriate for redress of any such breach. The provisions of this Section 15 shall survive termination of this Agreement.

SECTION 16. PRIVACY

     a. In compliance with the Gramm-Leach-Bliley Act of 1999 (the "GLB Act"), all information relating to past, present and prospective "consumers" and
"customers" of each party, as such terms are defined in the SEC's Regulation
S-P, adopted pursuant to the GLB Act (collectively, "Customer Information") must be maintained in strict confidence. Dealer represents that it has adopted and implemented procedures to safeguard Customer Information that are reasonably designed to: (a) ensure the security and confidentiality of Customer
Information; (b) protect against any anticipated threats or hazards to the security or integrity of Customer Information; (c) protect against unauthorized access to or

                                       13

use of Customer Information that could result in substantial harm or inconvenience to any Customer or consumer; and (d) protect against unauthorized disclosure of non-public personal information to unaffiliated third parties.
Dealer covenants that it will use, collect, maintain, and safeguard Customer
Information in compliance with SEC Regulation S-P, adopted pursuant to the
Gramm-Leach-Bliley Act of 1999, and any other federal and state privacy laws, rules or regulations which may be enacted in the future and that it will not gather, store, use, disclose, distribute, sell, or otherwise transfer any
Customer Information except as necessary to fulfill its obligations under this
Agreement or as otherwise permitted by law.

     b. Each party shall use commercially reasonable measures to advise its employees of their obligations in connection with this Section 16. The parties acknowledge that a breach of the provisions of this Section 16 as to another party may cause irreparable harm to such party for which money damages would not be adequate compensation, and therefore the parties agree that in the event of such a breach such other party will be entitled to injunctive relief, as well as such other relief as any court of competent jurisdiction deems appropriate for redress of any such breach. The provisions of this Section 16 shall survive termination of this Agreement.

SECTION 17. TERMINATION; AMENDMENT

     a. In addition to the automatic termination of this Agreement specified in
Section 1.b. of this Agreement, each party to this Agreement may unilaterally cancel its participation in this Agreement by giving thirty (30) days prior written notice to the other party. In addition, each party to this Agreement may, in the event of a material breach of this Agreement by the other party, terminate this Agreement immediately by giving written notice to the other party, which notice sets forth in reasonable detail the nature of the breach.
Such notice shall be deemed to have been given and to be effective on the date on which it was deemed received by the other party, if sent in accordance with
Section 23 herein.

     b. This Agreement shall terminate immediately upon the appointment of a trustee under the Securities Investor Protection Act or any other act of insolvency by Dealer.

     c. The termination of this Agreement by any of the foregoing means shall have no effect upon transactions entered into prior to the effective date of termination and shall not relieve Dealer of its obligations, duties and indemnities specified in this Agreement. A trade placed by Dealer subsequent to its voluntary termination of this Agreement will not serve to reinstate the
Agreement. Reinstatement, except in the case of a temporary suspension of
Dealer, will only be effective upon written notification by Distributor.

     d. This Agreement is not assignable or transferable and will terminate automatically in the event of its "assignment," as defined in the 1940 Act, and the rules, regulations and interpretations thereunder. Distributor may, however, transfer any of its duties under this Agreement to an affiliate of Distributor that is qualified and able to provide the services contemplated herein.

     e. This Agreement may be amended by Distributor at any time by written notice to Dealer. Dealer's placing of an order or accepting payment of any kind after the effective date and receipt of notice of such amendment shall constitute Dealer's acceptance of such amendment.

     f. Dealer acknowledges and agrees that if Dealer terminates this Agreement,
Distributor may, without liability of any kind,

          (i)  refuse to establish any account with respect to any affected customer;

          (ii) delay the establishment of any account with respect to any affected customer;

                                       14

          (iii) close accounts previously established with respect to any affected customer;

          (iv)  refuse to engage in any transactions (except redemption requests) with respect to any affected customer;

          (v)   cancel any pending transactions (except redemption requests)
                with respect to any affected customer;

          (vi)  liquidate the account of any affected customer; and

          (vii) return to the appropriate person securities or other property held in such customer's account.

SECTION 18. SETOFF; DISPUTE RESOLUTION; GOVERNING LAW

     a. Should any of Dealer's compensation accounts with Distributor have a debit balance, or should Dealer otherwise owe any amounts to Distributor,
Distributor shall be permitted to offset and recover the amount owed from any account Dealer has with Distributor, without notice or demand to Dealer.

     b. In the event of a dispute concerning any provision of this Agreement, either party may require the dispute to be submitted to binding arbitration under the commercial arbitration rules and procedures of the FINRA. The parties agree that, to the extent permitted under such arbitration rules and procedures, the arbitrators selected shall be from the securities industry. Judgment upon any arbitration award may be entered by any state or federal court having jurisdiction.

     c. This Agreement shall be governed by, and its terms and provisions construed in accordance with, the laws of the state of New York, without reference to the conflict of laws principles thereof.

SECTION 19. INVESTIGATIONS AND PROCEEDINGS

     The parties to this Agreement agree to cooperate fully in any securities regulatory investigation or proceeding or any judicial proceeding with respect to each party's activities under this Agreement and promptly to notify the other party of any such investigation or proceeding.

SECTION 20. CAPTIONS/HEADINGS

     All captions and headings used in this Agreement are for convenience of reference only and are not to be used in construing or interpreting any aspect hereof.

SECTION 21. SEVERABILITY

     Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If, however, any provision of this Agreement is held, under applicable law, to be invalid, illegal, or unenforceable in any respect, such provision shall be ineffective only to the extent of such invalidity, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any way.

SECTION 22. SURVIVAL

     The representations, warranties and covenants of the undersigned contained in Sections 1, 10, 11, 12, 13, 14 and 18 hereof shall survive any termination of this Agreement.

                                       15

SECTION 23. NOTICES

     Every notice required by this Agreement will be in writing and shall be deemed given (i) the next Business Day if sent by a nationally recognized overnight courier service that provides evidence of receipt; (ii) the same
Business Day if delivered personally; (iii) the same Business Day if sent by facsimile or email transmission and confirmed by a telephone call by 3:00 p.m.
(receiving party's time); or (iv) on the third Business Day if sent by certified mail, return receipt requested. Unless otherwise notified in writing, all notices required to be given under this Agreement shall be given or sent to a party at the address listed on Schedule B attached hereto.

SECTION 24. NON-EXCLUSIVITY

     Each of the parties acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

SECTION 25. COUNTERPARTS

     This Agreement may be executed in one or more counterparts, each of which will be an original and all of which together will be deemed one and the same document.

SECTION 26. ENTIRE AGREEMENT

     This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all previous agreements and/or understandings of the parties. This Agreement shall be binding upon the parties hereto when signed by Dealer and accepted by Distributor.

                                       16

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be duly executed in its name and on its behalf by its duly authorized representative on the date specified above.

MORGAN STANLEY DISTRIBUTORS INC.

By:
    --------------------------------------------
    Name: Michael P. Kiley
    Title: President and Chief Executive Officer
    Date:
          --------------------------------------

ON BEHALF OF DEALER:

------------------------------------------------
 (PLEASE ENTER FULL LEGAL NAME OF DEALER ABOVE)

By:
    --------------------------------------------
    Name:
          --------------------------------------
    Title:
           -------------------------------------
    Address:
             -----------------------------------
    --------------------------------------------
    --------------------------------------------
    --------------------------------------------
    Telephone:
               ---------------------------------
    Fax:
         ---------------------------------------

    FINRA CRD #
                --------------------------------

    TAX ID #
             -----------------------------------

    Dealer #
             -----------------------------------
    (Internal Use Only)

    Date:
          --------------------------------------

                                       17

                                   SCHEDULE A

                                 ELIGIBLE FUNDS
                             (AS OF AUGUST 1, 2007)

                   Morgan Stanley Capital Opportunities Trust
                  Morgan Stanley Equally-Weighted S&P 500 Fund
                       Morgan Stanley European Equity Fund
                      Morgan Stanley Global Advantage Fund
             Morgan Stanley Natural Resource Development Securities
                   Morgan Stanley Small-Mid Special Value Fund
                         Morgan Stanley Strategist Fund
                          Morgan Stanley Alpha F/X Fund
                       Morgan Stanley Alpha F/X Plus Fund
                       Morgan Stanley Special Value Fund*

*NOTE: DISTRIBUTOR AND VAN KAMPEN FUNDS INC., THE PRINCIPAL UNDERWRITER OF THE
VAN KAMPEN FAMILY OF FUNDS (THE "VK FUNDS"), ARE AFFILIATES. THE MORGAN STANLEY
SPECIAL VALUE FUND IS ESSENTIALLY THE SAME PRODUCT MANAGED BY THE SAME TEAM AS
THE VAN KAMPEN SMALL CAP VALUE FUND CURRENTLY OFFERED. THESE SIMILARLY MANAGED
ELIGIBLE FUNDS MAY HAVE DIFFERENT EXPENSE RATIOS, AS DISCLOSED IN THE RELEVANT
PROSPECTUSES.

DISTRIBUTOR AND MORGAN STANLEY DISTRIBUTION, INC., THE PRINCIPAL UNDERWRITER OF
THE MORGAN STANLEY INSTITUTIONAL FUND TRUST ("MSIF TRUST") PORTFOLIOS, ARE
AFFILIATES. THE MORGAN STANLEY SPECIAL VALUE FUND IS ESSENTIALLY THE SAME
PRODUCT MANAGED BY THE SAME TEAM AS THE MSIF TRUST U.S. SMALL CAP VALUE
PORTFOLIO CURRENTLY OFFERED. THESE SIMILARLY MANAGED ELIGIBLE FUNDS MAY HAVE
DIFFERENT EXPENSE RATIOS, AS DISCLOSED IN THE RELEVANT PROSPECTUSES.

                                       18

                                   SCHEDULE B

                              ADDRESSES FOR NOTICES

Notices required by the Agreement should be sent as follows:

If to Dealer:                           ________________________________________
                                        ________________________________________
                                        ________________________________________
                                        Attn.: _________________________________
                                        Phone: _________________________________
                                        Fax: ___________________________________

If to an Eligible Fund:                 [Insert Eligible Fund Name]
                                        Attn.: President
                                        C/O General Counsel
                                        Morgan Stanley Investment Management
                                        522 Fifth Avenue, 19th Floor
                                        New York, NY 10036

If to Distributor:                      Morgan Stanley Distributors Inc.
                                        Attn.: General Counsel
                                        Morgan Stanley Investment Management
                                        522 Fifth Avenue, 19th Floor
                                        New York, NY 10036

If to the Transfer Agent:               Morgan Stanley Trust
                                        Harborside Financial Center
                                        Plaza Two, 2nd Floor
                                        Jersey City, NJ 07311

      MS Data/Paraleg/Agreement Central/Agreement saved by number/Selected
                                Dealer/9.27.07(3)

                                       19